Exhibit 99.1
ViaSat Reports First Quarter Results, Including Record Revenue and Awards
Carlsbad, CA — ViaSat, Inc. (NASDAQ: VSAT) today announced record revenues of $128.7 million and new net contract awards of $134.0 million for the quarter ended June 30, 2006. In addition, ViaSat reported net income of $0.26 per share on a diluted non-GAAP basis or $0.20 per share on a diluted GAAP basis.
     “We are very pleased with fiscal first quarter financial performance across our key metrics — new business awards, revenues, earnings, and cash flows,” said Mark Dankberg, chairman and CEO of ViaSat. “In the aggregate, first quarter events and achievements set the stage for sustained growth driven by several key market areas including MIDS and JTRS, information assurance, and satellite broadband.”
Financial Results
     For the first quarter ended June 30, 20061, ViaSat reported the following financial results:

(In millions, except per share data)	Q1 2007	Q1 2006
Revenues	$128.7	$100.0
Net income	$6.1	$5.2
Diluted per share net income	$0.20	$0.18
Non-GAAP net income [2]	$7.6	$6.1
Diluted per share non-GAAP net income [2]	$0.26	$0.22
Fully diluted weighted average shares	29.7	28.2
New orders/Contract awards	$134.0	$129.3
Sales backlog	$380.6	$391.2
1 ViaSat uses a 52- or 53-week fiscal year which ends on the Friday closest to March 31. ViaSat’s quarters for fiscal year 2007 end on June 30, 2006, September 29, 2006, December 29, 2006 and March 30, 2007.
2 All non-GAAP numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets) and the non-GAAP numbers for the first quarter of fiscal year 2007 also exclude the effects of compensation expense from employee stock options under FAS123(R). A reconciliation of specific adjustments to GAAP results for these periods is included in the “Non-GAAP Condensed Consolidated Statement of Operations” table contained in this release. A description of our use of non-GAAP information is provided under “Use of Non-GAAP (Pro Forma) Financial Information.”
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Government Segment
     The Government segment had record quarterly revenues of $64.6 million, a 20.8% increase over the first quarter of fiscal year 2006. The revenue growth was primarily related to increases in tactical data link and inline network encryption product sales. New contract awards for the first quarter of fiscal year 2007 were $82.9 million.
Commercial Segment
     Revenues from our Commercial segment were $64.1 million for the first quarter, which was a 34.8% increase from the first quarter of fiscal year 2006. The revenue growth was primarily from higher sales of consumer broadband products. New contract awards for the first quarter of fiscal year 2007 were $51.1 million.
Selected First Quarter 2007 Business Highlights
•	Acquired Enerdyne Technologies Inc., which expands ViaSat’s offerings in the Department of Defense (DoD) markets for persistent video surveillance and video data links, primarily for unmanned aerial vehicle (UAV) applications.

•	Awarded a new $40.0 million contract for our Multifunctional Information Distribution System (MIDS) Low Volume Terminals (MIDS-LVT), including both LVT (1) airborne and LVT (2) ground-based terminals.

•	Won an additional development award for the MIDS Joint Tactical Radio System (JTRS) to include the Airborne Networking Waveform (ANW) and to begin implementation of Tactical Targeting Networking Technology (TTNT) into MIDS JTRS.

•	Awarded a contract for approximately $10 million from the National Security Agency (NSA) Maryland Procurement Office (MPO) to implement Version 3 of the High Assurance Internet Protocol Encryptor Interoperability Specification (HAIPE IS) on ViaSat AltaSec® inline network encryptors.

•	Awarded an $8.5 million contract from Harris Corporation to add the UHF DAMA SATCOM waveform software to the Harris’ Falcon III family of radios.

•	Delivered and commissioned the first two LinkStar® satellite communication system hubs based on the new, more efficient DVB-S2 global standard to an Internet service provider in New Zealand and a major stock exchange in China.

•	Obtained a Certificate of Compliance for the LinkStar® VSAT system from SatLabs, verifying the LinkStar broadband satellite terminal complies with the Digital Video Broadcast Return Channel Satellite (DVB-RCS) standard and interoperates with other DVB-RCS systems.
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•	Commissioned the first SurfBeam® DOCSIS®-for-satellite system in Asia on behalf of Smart Digital Communications, to bring new high-speed Internet services to homes and small businesses in Malaysia.
Safe Harbor Statement
     Portions of this release, particularly ViaSat’s financial prospects for fiscal year 2007 and beyond and the “Selected First Quarter 2007 Business Highlights” section, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including but not limited to: product design flaws or defects; ViaSat’s ability to successfully integrate acquired companies; ViaSat’s ability to perform under existing contracts and obtain additional contracts; ViaSat’s ability to develop new products that gain market acceptance; changes in product supply, pricing and customer demand; changes in relationships with, or the financial condition of, key customers or suppliers; changes in government regulations; changes in economic conditions globally and in the communications markets in particular; increased competition; potential product liability, infringement and other claims; and other factors affecting the communications industry generally. ViaSat refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in ViaSat’s Form 10-Ks and subsequent Form 10-Qs. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2007 first quarter results at 5:00 P.M. Eastern Time on Thursday, August 3, 2006. The dial-in number is (866) 770-7120 and (617) 213-8065 internationally. The passcode is 52697720. A replay will be available for 24 hours beginning at 7:00 P.M. August 3 at (888) 286-8010. The passcode is 68575317. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations Events Calendar page of our corporate web site (www.viasat.com). The call will be archived and available on that site for at least twelve months immediately following the conference call.
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About ViaSat
     ViaSat produces innovative satellite and other wireless communication products that enable fast, secure, and efficient communications to any location. Products include network security devices, tactical data radios, and communication simulators. ViaSat also has a full line of VSAT products for data and voice applications, and is a market leader in Ka-band satellite systems, from user terminals to gateways. ViaSat has locations in Carlsbad, CA, and Duluth, GA, along with its Comsat Laboratories division in Germantown, MD. Additional field offices are located in Boston, MA, Linthicum, MD, Washington DC, Australia, Italy, China, and India.
     In addition, ViaSat has three wholly-owned subsidiaries: US Monolithics designs and produces monolithic microwave integrated circuits (MMICs) and modules for use in broadband communications for military and commercial applications; Efficient Channel Coding is an innovator in satellite communication components and systems, based on the new DVB-S2 standard, that increase the efficiency of today’s advanced satellite, wireless, and wire-line communication systems; and Enerdyne Technologies Inc., an innovator in video data link equipment and digital video systems for defense and intelligence markets, primarily for unmanned aerial vehicle (UAV) applications.
Use of Non-GAAP Financial Information
     Non-GAAP net income excludes the effects of acquisition charges (amortization of intangible assets) and the non-GAAP numbers for the first quarter of fiscal year 2007 also excludes the effects of compensation expense from employee stock options under FAS 123(R). Non-GAAP net income is provided to enhance the overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these adjusted non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. See the “Non-GAAP Condensed Consolidated Statement of Operations” table for a reconciliation of net income to non-GAAP net income. Non-GAAP information as presented in this press release may not be comparable to similarly titled measures reported by other companies.
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     Comsat Labs and Comsat Laboratories are tradenames of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
     DOCSIS is a registered trademark of Cable Television Laboratories Inc.
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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended
	June 30, 2006	July 1, 2005
Revenues	$128,701	$99,977
Cost of revenues	97,295	75,721

Gross profit	31,406	24,256
Operating expenses:
Selling, general & administrative	15,594	12,846
Independent research and development	4,701	3,304
Amortization of intangible assets	2,060	1,512

Income from operations	9,051	6,594
Interest, net	235	(149)

Income before income taxes and minority interest	9,286	6,445
Provision for income taxes	3,154	1,266
Minority interest in net earnings of subsidiary, net of tax	68	3

Net Income	$6,064	$5,176

Diluted net income per share	$0.20	$0.18

Diluted common equivalent shares	29,728	28,179
Non-GAAP Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended
	June 30, 2006	July 1, 2005
Revenues	$128,701	$99,977
Cost of revenues	97,149	$75,721

Gross profit	31,552	24,256
Operating expenses:
Selling, general & administrative	15,388	$12,846
Independent research and development	4,686	$3,304

Non-GAAP income from operations	11,478	8,106
Interest, net	235	(149)

Non- GAAP income before income taxes and minority interest	11,713	7,957
Provision for income taxes	4,031	1,871
Minority interest in net earnings of subsidiary, net of tax	68	3

Non-GAAP net income	$7,614	$6,083

Non-GAAP diluted net income per share	$0.26	$0.22

Diluted common equivalent shares	29,728	28,179
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME
ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income	$6,064	$5,176
Amortization of intangible assets	2,060	1,512
Share-based compensation expense:
Cost of revenues	146	—
Selling, general & administrative	206	—
Independent research and development	15	—
Income tax effect	(877)	(605)

Non-GAAP net income	$7,614	$6,083

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Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

Assets	June 30, 2006	March 31, 2006	Liabilities and	June 30, 2006	March 31, 2006
			Stockholders' Equity

Current Assets:			Current liabilities:
Cash and S-T investments	$46,390	$36,887	Accounts payable	$44,918	$50,577
Accounts receivable, net	151,378	144,715	Accrued liabilities	59,358	40,969
Inventory	48,657	49,883
Deferred income taxes	7,008	7,008	Total current liabilities	104,276	91,546
Other current assets	8,408	5,960

Total current assets	261,841	244,453

			Other liabilities	10,325	9,389

Goodwill	48,855	28,133	Total liabilities	114,601	100,935

Other intangible assets, net	28,493	23,983	Minority interest	904	836
Property and equip, net	47,447	46,211
Other assets	19,547	22,289	Total stockholders' equity	290,678	263,298

	$406,183	$365,069		$406,183	$365,069